Exhibit Number 99.1

DIGITAL ALLY, INC ANNOUNCES 2021 OPERATING RESULTS

LENEXA, Kansas (April 18, 2022) – Digital Ally, Inc. (Nasdaq: DGLY) (the “Company”), today announced its operating results for 2021. An investor conference call is scheduled for 11:15 a.m. EDT on Tuesday, April 19, 2022 (see details below).

Highlights for the year ended December 31, 2021

●	Total revenues increased in 2021 to $21,413,434 from $10,514,868 in 2020 an improvement of $10,898,566 (103.6%),. The primary reason for the overall revenue increase is an increase of $9,747,736 (392.26%), in service revenues from 2020 levels. Service and other revenues experienced a significant increase during the year ended December 31, 2021, in comparison to the same period in 2020, due to revenues generated by the Company’s recent acquisitions and increased service revenues through the Company’s legacy business. As the impacts of the COVID-19 pandemic slowly diminish, and travel restrictions begin to ease, the Company is experiencing a return to normalcy for many of our commercial customers, in particular the cruise ship industry. Additionally, the restoration of public events has begun, although slower than anticipated, thus adversely affecting our installation and situational security revenues. Lastly, the Company’s subscription plan model continues to gain traction in the marketplace, resulting in the Company building and recognizing its recurring revenues.

●	On September 1, 2021, the Company formed a wholly-owned subsidiary, TicketSmarter, Inc., through which the Company completed the acquisition of Goody Tickets, LLC (“Goody Tickets”) and TicketSmarter, LLC (“TicketSmarter”) (collectively the “TicketSmarter Acquisition”). Goody Tickets and TicketSmarter®, are ticket resale marketplaces with seats offered at over 125,000 live events, offering over 48 million tickets for sale through its TicketSmarter.com platform. This acquisition generated additional revenues for the period from its acquisition on September 1, 2021 through December 31, 2021 totaling $10,709,760 in service and product revenues. The Company expects to see further increases in revenues for 2022 and beyond attributable to TicketSmarter, as it had a substantial impact on the Company’s 2021 results after just four months of operations subsequent to its acquisition. The Company is also seeking additional acquisitions that would complement our TicketSmarter Acquisition, although there can be no assurance that we will be successful in that regard.

●

On August 31, 2021, the Company’s wholly-owned subsidiary, Digital Ally Healthcare, Inc. through its majority owned subsidiary, Nobility Healthcare, LLC, completed the acquisition of 100% of the capital stock of a private medical billing company. This acquisition further enhanced the Company’s Digital Ally Healthcare venture, which provides leading-edge revenue cycle management solutions to medium to large healthcare organizations throughout the country. This acquisition, along with the acquisition that was previously completed on June 30, 2021, generated additional revenues of $1,630,048 in service revenues during the year ended December 31, 2021. The Company expects to see further increases in revenues for 2022 and beyond attributable to Nobility Healthcare, as it had a sizeable impact on the Company’s 2021 results with only a partial year of operations.

Our healthcare venture is following a roll-up strategy in the medical billing industry. The venture’s acquisition targets include the approximate 6,000 medical billing companies in the United States, most of which are relatively small and closely-held private companies. Each year a portion of these company owners sell because they want to retire or exit the business for other pursuits. The medical billing market is quite fragmented with the largest companies having less than an estimated 5% of the total market. The Company saw the opportunity to form the venture and provide the capital to make acquisitions and pursue the medical billing company roll-up strategy at a faster pace. We expect our healthcare venture to continue its track record of providing superior medical billing services and practice management services, as well as executing a profitable roll-up strategy.

●	Overall gross profit for the years ended December 31, 2021 and 2020 was $5,663,775 and $4,062,594, respectively, an increase of $1,601,181 (39%). The overall increase is attributable to the 103.6% overall increase in revenues for the year ended December 31, 2021 offset by an increase in the overall cost of sales as a percentage of overall revenues to 73.6% for the year ended December 31, 2021 from 61.4% for the year ended December 31, 2020. Our goal is to improve our margins over the longer term based on the expected margins generated by our new recent revenue cycle management and ticketing operating segments together with our video solutions and health protection products operating segments and its expected margins from our EVO-HD®, DVM-800, VuLink, FirstVu Pro, FirstVu II, FirstVu HD, ThermoVu®, ShieldTM Cleansers and our cloud evidence storage and management offering, provided that they gain traction in the marketplace and subject to a normalizing economy in the wake of the COVID-19 pandemic. In addition, if revenues from the video solutions segment increase, we will seek to further improve our margins from this segment through expansion and increased efficiency utilizing fixed manufacturing overhead components. We plan to continue our initiative to more efficient management of our supply chain through outsourcing production, quantity purchases and more effective purchasing practices.

●	Selling, general and administrative expense totaled $20,424,685 and $11,726,245 for the years ended December 31, 2021 and 2020, respectively, an increase of $8,698,440 (74.2%). The increase was primarily attributable to the recent TicketSmarter and medical billing company acquisitions completed in 2021.

●	During 2021, the Company issued detachable warrants to purchase a total of 42,550,000 shares of Common Stock in association with the two underwritten public offerings that were completed which raised total funds of approximately $66.6 million. The underlying warrant agreement terms provide for net cash settlement outside the control of the Company in the event of tender offers under certain circumstances. As such, the Company was required to treat these warrants as derivative liabilities which are valued at their estimated fair value as of their issuance date and at each reporting date with any subsequent changes reported in the consolidated statements of operations as the change in fair value of warrant derivative liabilities. The change in fair value from the respective issuance dates to December 31, 2021 totaled $36,664,907 which was recognized as a gain for the year ended December 31, 2021.

Recent Developments

●	On January 1, 2022, the Company’s revenue cycle management segment completed the acquisition of 100% of the capital stock of a third medical billing company for a total purchase price of $2,100,000. The purchase price includes $1.35 million in cash at closing and a $750,000 contingent consideration promissory note bearing interest at 3% per annum subject to adjustment based on revenues achieved over an approximate 18-month period after closing. This closely-held company provides revenue cycle management (RCM) and other services for over 180 dental practices located throughout the United States with an annual revenue run rate of approximately $3.5 million.

●

On January 27, 2022, the Board of Directors appointed Christian J. Hoffmann, III as a member of the Board, effective immediately, to hold office until the next meeting of shareholders of the Company at which directors are being elected or as set forth in the Company’s bylaws. Mr. Hoffmann, co-founded Nobility, LLC (“Nobility”), a medical billing and revenue cycle management company, in 2014 where he has served as the Chief Financial Officer and General Counsel. On June 4, 2021, the Company and Nobility launched Nobility Healthcare, LLC, a subsidiary of the Company, to provide revenue cycle management services for the healthcare industry. In 2021, Mr. Hoffmann also served as an outside counsel to the Board on specific matters as requested.

●

On February 1, 2022, the Company’s revenue cycle management segment completed the acquisition of 100% of the assets of a fourth medical billing company for a total purchase price of $335,000. The purchase price includes $230,000 in cash at closing and a $105,000 contingent consideration promissory note bearing interest at 3% per annum subject to adjustment based on revenues achieved over an approximate 18-month period after closing. The acquisition provides revenue cycle management (RCM) and other services throughout the southwestern portion of United States with an annual revenue run rate of approximately $440,000.

●	On March 16, 2022, the Company’s revenue cycle management segment entered a letter of intent to acquire 100% of the capital stock of a medical billing company located in the Southern portion of the United States for a total purchase price of $5,000,000 (the “Target”). The purchase price includes $3.25 million in cash at closing and a $1,750,000 contingent consideration promissory note bearing interest at 4% per annum subject to adjustment based on revenues achieved over an approximate 24-month period after closing. The letter of intent is subject to satisfactory completion of due diligence procedures, review of legal, financial, tax and other matters concerning the Target’s business. The letter of intent is also not binding until the parties mutually agree to the terms of the underlying definitive agreements including the receipt of all approvals and consents considered necessary by both parties. The parties are currently negotiating the final definitive agreements and anticipate a closing date on or around May 31, 2022. However, there can be no assurances that the parties will complete the acquisition of the Target and on what terms will be included in the final definitive agreements.

●	On December 6, 2021, the Board of Directors of the Company authorized the repurchase of up to $10.0 million of the Company’s outstanding common stock under the specified terms of a share repurchase program (the “Program”). Subsequent to December 31, 2021, the Company repurchased 2,163,341 shares of its common stock for $2,312,054, in accordance with the Program. The Program does not obligate the Company to acquire any specific number of shares and shares may be repurchased in privately negotiated and/or open market transactions, including under plans complying with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.

Management Comments

Stanton E. Ross, Chief Executive Officer of Digital Ally, stated, “We are very pleased to report a 103% increase in total annual revenues for 2021 as compared to 2020. Importantly, we were able to report improvements in revenue and net income margin regardless of the challenges to our legacy business caused by the COVID-19 pandemic during 2021 and 2020. Additionally, we are happy to report our earnings per share of $0.51 for the year ended December 31, 2021, a great improvement in comparison to $0.12 loss per share for the year ended December 31, 2020. We are very excited about the recent product announcements within our legacy product lines, consisting of our FirstVu Pro, FirstVu II, and QuickVu docking stations; which are already eliciting immediate interest and excitement in the marketplace. We continue to build excitement around the momentum being gained in our Digital Ally Healthcare venture, as Nobility Healthcare, LLC continues to complete acquisitions, as we completed two in 2021 and two more thus far in 2022, with a continued pursuit of other acquisitions to complete throughout 2022. The numerous acquisitions we have already completed of medical billing companies demonstrates our roll-up strategy is effective and attractive to potential targets. We look forward to seeing the growth potential of this venture come to fruition and continue throughout 2022 and beyond.”

Ross added: “Additionally, we continue to be thrilled with the addition of TicketSmarter to our growing holdings of solid earnings and growth-potential businesses, as the acquisition of TicketSmarter proved to be accretive to earnings in the mere four months of results in 2021. TicketSmarter generated over $10.7 million in revenue over that span, along with healthy earnings. We can’t wait to see a full year of results of our operation with these new acquisitions and the exciting opportunities and synergies we can utilize throughout the Company. We believe shareholders will benefit from TicketSmarter’s long-term value based on the attractive price the Company paid, in comparison to the multiples commanded by similar public companies. We continue to have substantial liquid resources available to us that will enable us to pursue organic expansion of our legacy business as well as potential acquisitions. As discussed, we have already put these resources to work and plan to continue pursuing and reviewing several opportunities; however, we are proceeding cautiously given the current environment and future uncertainties. We will inform our investors as we attempt to take advantage of new business opportunities and to expand our existing business lines to benefit the Company and its shareholders for 2022 and beyond.”

2021 Operating Results

For the year ended December 31, 2021, our total revenue increased by 103.6% to approximately $21.4 million, compared with revenue of approximately $10.5 million for the year ended December 31, 2020.

Gross profit increased 39% to $5,663,775 for the year ended December 31, 2021 versus $4,062,594 in 2020. The overall increase is attributable to the large overall increase in revenues for the year ended December 31, 2021 offset by an increase in the overall cost of sales as a percentage of overall revenues to 73.6% for the year ended December 31, 2021 from 61.4% for the year ended December 31, 2020.

Selling, General and Administrative (“SG&A”) expenses increased approximately 74% to $20,424,685 in the year ended December 31, 2021 versus $11,726,245 in 2020. The increase was primarily attributable to the recent acquisitions completed in 2021. Our selling, general and administrative expenses as a percentage of sales decreased to 95% for 2021 compared to 112% in the same period in 2020.

We reported an operating loss of $14,760,910 for the year ended December 31, 2021, compared to an operating loss of 7,663,651 in 2020.

Total other income increased to $40,291,871 for the year ended December 31, 2021, compared to total other income of $5,037,769 in 2020. The increase in other income was attributable to the $36,664,907 change in fair value of warrant derivative liabilities and the $3,732,789 change in fair value of contingent consideration promissory notes and earn—out agreements reported in 2021. The change in fair value of warrant derivative liabilities was related to reductions in the value of the detachable common stock purchase warrants issued in conjunction with the two registered direct offerings we completed in 2021. The change in fair value of contingent consideration promissory notes and earn—out agreements was related to reductions in the value of the earn-out agreements issued in conjunction with the acquisitions we completed in 2021.

We reported net income attributable to common stockholders of $25,474,508, or $0.51 per share, in the year ended December 31, 2021 compared to a prior-year net loss of ($2,625,881), or ($0.12) per share. No income tax provision or benefit was recorded in the either 2021 or 2020 as the Company has maintained a full valuation reserve on its deferred tax assets.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. EDT on Tuesday, April 19, 2022, to discuss its operating results for 2021, developments related to its three operating segments, which includes the Company’s recent acquisitions, and other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 844-761-0863 and entering conference ID #1791992 a few minutes before 11:15 a.m. EDT on Tuesday, April 19, 2022.

A replay of the conference call will be available two hours after its completion, from April 19, 2022 until 11:59 p.m. on June 19, 2022 by dialing 855-859-2056 and entering the conference ID #1791992.

For additional news and information please visit DigitalAllyCompanies.com or follow additional Digital Ally Inc. social media channels here:

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to successfully identify and execute on opportunities to expand its current business lines and/or new acquisition targets and that it will be successful in integrating such new businesses in order to generate profits for the Company; whether the Company will be able to improve its revenue and operating results, especially in light of the adverse effects of the Covid-19 pandemic on our customers, suppliers and employees; our inability to predict or measure supply chain disruptions resulting from the COVID-19 pandemic and other drivers: whether it will be able to resolve its liquidity and operational issues given the impact of the Covid-19 pandemic; whether it will be able to achieve improved production and other efficiencies to restore its gross and operating margins in the future; whether the Company will be able to continue to expand into non-law enforcement markets, including disinfectant/sanitizer and temperature screening products, and increase its service based revenue; whether the Company has resolved its product quality and supply chain issues; whether the EVO-HD will help the Company increase its product revenues; whether the Company will continue to experience declines in legal expenses as a result of concluding its patent litigation; whether and the extent to which the US Patent and Trademark Office (USPTO) rulings will curtail, eliminate or otherwise have an effect on the actions of competitors and others in the marketplace respecting the Company, its products and customers; its ability to deliver its newer product offerings as scheduled, and in particular the EVO-HD product platform, obtain the required components and products on a timely basis, and have them perform as planned; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether it will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “projects,” “should,” or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. It does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its Annual Report on Form in its annual report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (the “SEC”).

For Additional Information, Please Contact:

Stanton E. Ross, CEO, at (913) 814-7774 or

Thomas J. Heckman, CFO, at (913) 814-7774

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2021 AND 2020

	2021	2020
Assets
Current assets:
Cash and cash equivalents	$32,007,792	$4,361,758
Accounts receivable-trade, less allowance for doubtful accounts of $113,234 – 2021 and $123,224 – 2020	2,727,052	1,705,461
Other Receivables (including $158,384 due from related parties – 2021 and $500,000 – 2020, refer to Note 17)	2,021,813	1,529,920
Inventories, net	9,659,536	8,202,274
Prepaid expenses	9,728,782	2,030,693

Total current assets	56,144,975	17,830,106

Property, plant, and equipment, net	6,841,026	666,800
Goodwill and other intangible assets, net	16,902,513	392,564
Operating lease right of use assets, net	993,384	753,175
Other assets	2,107,299	1,154,882

Total assets	$82,989,197	$20,797,527

Liabilities and Equity
Current liabilities:
Accounts payable	$4,569,106	$1,144,675
Accrued expenses	1,175,998	796,094
Current portion of operating lease obligations	373,371	113,484
Contract liabilities – current	1,665,519	1,647,469
Debt obligations – current	389,934	11,727
Warrant derivative liabilities	14,846,932	—
Income taxes payable	1,827	7,158

Total current liabilities	23,022,687	3,720,607

Long-term liabilities:
Debt obligations – long term	727,278	148,273
Operating lease obligation – long term	688,207	723,272
Contract liabilities – long term	2,687,786	1,848,869

Total liabilities	27,125,958	6,441,021

Commitments and contingencies

Equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; shares issued: 50,904,391 – 2021 and 26,834,709 – 2020	50,904	26,835
Additional paid in capital	124,426,379	106,501,396
Treasury stock, at cost	—	(2,157,225)
Noncontrolling interest in consolidated subsidiary	56,453	—
Accumulated deficit	(68,670,497)	(90,014,500)

Total equity	55,863,239	14,356,506

Total liabilities and equity	$82,989,197	$20,797,527

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2021 FILED WITH THE SEC ON APRIL 15, 2022)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED

DECEMBER 31, 2021 AND 2020

	2021	2020
Revenue:
Product	$9,180,287	$8,029,457
Service and other	12,233,147	2,485,411

Total revenue	21,413,434	10,514,868

Cost of revenue:
Product	8,635,047	5,739,572
Service and other	7,114,612	712,702

Total cost of revenue	15,749,659	6,452,274

Gross profit	5,663,775	4,062,594

Selling, general and administrative expenses:
Research and development expense	1,930,784	1,842,800
Selling, advertising and promotional expense	5,717,824	2,607,242
General and administrative expense	12,776,077	7,276,203

Total selling, general and administrative expenses	20,424,685	11,726,245

Operating loss	(14,760,910)	(7,663,651)

Other income (expense):
Interest income	310,200	47,893
Interest expense	(28,600)	(342,379)
Change in fair value of secured convertible notes	—	(1,300,252)
Change in fair value of proceeds investment agreement	—	5,250,000
Change in fair value of short-term investments	(101,645)	—
Change in fair value of warrant derivative liabilities	36,664,907	—
Change in fair value of contingent consideration promissory notes and earn-out agreements	3,732,789	—
Warrant modification expense	(295,780)	—
Gain on the extinguishment of debt	10,000	1,417,413
Secured convertible notes issuance expense	—	(34,906)

Total other income (expense)	40,291,871	5,037,769

Income (loss) before income tax expense (benefit)	25,530,961	(2,625,881)
Income tax expense (benefit)	—	—

Net income (loss)	25,530,961	(2,625,881)

Net income attributable to noncontrolling interests of consolidated subsidiary	(56,453)	—

Net income (loss) attributable to common stockholders	$25,474,508	$(2,625,881)

Net income (loss) per share information:
Basic	$0.51	$(0.12)
Diluted	$0.51	$(0.12)

Weighted average shares outstanding:
Basic	50,222,289	21,603,635
Diluted	50,222,289	21,603,635

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2021 FILED WITH THE SEC ON APRIL 15, 2022)